Exhibit (d)(7)

SUB-SUBADVISORY AGREEMENT

AGREEMENT made as of this 9th day of December, 2024, by and between BlackRock Financial Management, Inc., a Delaware corporation (“BlackRock”) (the “Adviser”), BlackRock International Limited, a corporation organized under the laws of Scotland (the “Subadviser”), and Brighthouse Investment Advisers, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Manager serves as investment manager of Brighthouse Funds Trust I (the “Trust”), a Delaware statutory trust which has filed a registration statement (the “Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended (the “1933 Act”) pursuant to a management agreement dated August 4, 2017, as amended from time to time (the “Management Agreement”); and

WHEREAS, the Trust is comprised of several separate investment portfolios, one of which is the BlackRock High Yield Portfolio (the “Portfolio”); and

WHEREAS, the Adviser serves as subadviser of the Portfolio pursuant to an investment advisory agreement dated August 4, 2017, as amended from time to time (the “Subadvisory Agreement”); and

WHEREAS, the Adviser desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser to assist the Adviser in performing investment advisory services for the Portfolio; and

WHEREAS, the Subadviser is registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of rendering investment advisory services to investment companies and other institutional clients and desires to provide such services to the Manager and the Adviser;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. Employment of the Subadviser. If, and only to the extent that, the Adviser delegates to the Subadviser any or all of the responsibilities of the Adviser under the Subadvisory Agreement pursuant to the terms thereof, the Adviser hereby employs the Subadviser, subject to the supervision of the Manager and the Adviser, to manage the investment and reinvestment of the assets of the Portfolio so delegated by the Adviser to the Subadviser, subject to the control and direction of the Trust’s Board of Trustees, for the period and on the terms hereinafter set forth. The Subadviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Manager, the Portfolio or the Trust in any way. The Subadviser may execute account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Portfolio, provided the Subadviser receives the express agreement and consent of the Manager and/or the Trust’s Board of Trustees to execute futures account agreements, ISDA Master Agreements and other documents related thereto, which consent shall not be unreasonably withheld. In such respect, and only for this limited purpose, the Subadviser shall act as the Manager’s and the Trust’s agent and attorney-in-fact.

The Subadviser will not be bound to follow any change in the investment policies, restrictions or procedures of the Portfolio or Trust, until it or the Adviser has received written notice of any such change from the Manager. The Manager shall timely furnish the Subadviser or the Adviser with such additional information as may be reasonably necessary for or requested by the Subadviser to perform its responsibilities pursuant to this Agreement.

The Manager shall reasonably cooperate with the Subadviser in setting up and maintaining brokerage accounts and other accounts the Subadviser deems advisable to allow for the purchase or sale of various forms of securities pursuant to this Agreement.

2. Obligations of and Services to be Provided by the Subadviser. The Subadviser undertakes to provide the following services and to assume the following obligations:

a. The Subadviser shall manage the investment and reinvestment of the portfolio assets of the Portfolio, all without prior consultation with the Manager or the Adviser, subject to and in accordance with the investment objective, policies and restrictions of the Portfolio set forth in the Trust’s Registration Statement, as it relates to the Portfolio (the “Registration Statement”) and the Trust’s Declaration of Trust and Bylaws (collectively, the “Charter Documents”), as such Registration Statement and Charter Documents may be amended from time to time, in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapter M and Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”) including but not limited to, the diversification requirements of Section 817(h) of the Code and the regulations thereunder and any written instructions, including those relating to policies and guidelines which the Manager, the Adviser or the Trust’s Board of Trustees may issue from time-to-time, and in accordance with all applicable provisions of law, including without limitation all applicable provisions of the 1940 Act and the rules and regulations thereunder. In pursuance of the foregoing, the Subadviser shall make all determinations with respect to the purchase and sale of portfolio securities and shall take such action necessary to implement the same. The Subadviser shall render such reports to the Trust’s Board of Trustees, the Manager, the Adviser and the Portfolio’s administrator as they may reasonably request concerning the investment activities of the Portfolio, including without limitation all material as reasonably may be requested by the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act, and agrees to review the Portfolio and discuss the management of the Portfolio with representatives or agents of the Trust’s Board of Trustees, the Manager, the Adviser and the Portfolio’s administrator at their reasonable request. Unless the Manager or the Adviser gives the Subadviser written instructions to the contrary, the Subadviser shall, in good faith and in a manner which it reasonably believes best serves the interests of the Portfolio’s shareholders, timely direct the Portfolio’s custodian as to how to vote such proxies as may be necessary or advisable in connection with any matters submitted to a vote of shareholders of securities held by the Portfolio.

b. Absent instructions from the Manager or the Adviser to the contrary and to the extent provided in the Registration Statement, as such Registration Statement may be amended from time to time, the Subadviser shall, in the name of the Portfolio, place orders for the execution of portfolio transactions with or through such brokers, dealers or other financial institutions as it may select, including affiliates of the Subadviser, provided such orders comply with Rule 17e-1 (or any successor or other relevant regulations) under the 1940 Act.

In the selection of brokers or dealers or other execution agents and the placing of orders for the purchase and sale of portfolio investments for the Portfolio, the Subadviser shall seek to obtain for the Portfolio the best execution available. In using its best efforts to obtain for the Portfolio the best execution available, the Subadviser, bearing in mind the Portfolio’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, breadth of the market in the security; price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience, execution capability, and financial stability of the broker or dealer involved; and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Board of Trustees, the Manager and the Adviser may determine and applicable law, including Section 28(e) of the Securities Exchange Act of 1934, the Subadviser may cause the Portfolio to pay a broker or dealer that provides brokerage and research services to the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to the Portfolio and to other clients of the Subadviser as to which the Subadviser exercises investment discretion.

Subject to seeking the most favorable price and execution, the Board of Trustees, the Manager or the Adviser may direct the Subadviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment. The Manager acknowledges that, to the extent the Subadviser is directed to use only the specified brokers for the Portfolio, the Trust may pay higher commissions or other transaction costs or greater spreads, or receive less favorable net prices, on transactions for the Portfolio than would otherwise be the case if the Subadviser used other or multiple brokers.

c. In connection with the placement of orders for the execution of the portfolio transactions of the Portfolio, the Subadviser shall create and maintain all necessary records pertaining to the purchase and sale of securities by the Subadviser on behalf of the Portfolio in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the SEC, the Trust, the Manager, the Adviser or any person retained by the Trust at all reasonable times. The Subadviser will furnish copies of such records to the Manager, the Adviser or the Trust within a reasonable time after receipt of a request from either the Manager, the Adviser or the Trust. Where applicable, such records shall be maintained by the Subadviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

d. In accordance with Rule 206(4)-7 under the Advisers Act, the Subadviser has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Advisers Act and any rules thereunder by the Subadviser and its supervised persons. Further, the Subadviser reviews and shall continue to review, at least annually, its written policies and procedures and the effectiveness of their implementation and shall designate an individual (who is a supervised person) who is responsible for administering such policies and procedures.

e. The Subadviser shall:

i. Comply with the Trust’s written compliance policies and procedures pursuant to Rule 38a-1 under the 1940 Act, provided such policies and procedures have been furnished in writing to the Subadviser;

ii. Promptly provide to the Manager and the Adviser copies of its annual compliance review report (or a summary of the process and findings), but only to the extent that such materials are applicable to the Subadviser’s management of the Portfolio;

iii. Notify the Manager and the Adviser promptly of any contact from the SEC or other regulators or a Self-Regulatory Organization (“SRO”) (such as an examination, inquiry, investigation, institution of a proceeding, etc.) relating directly or indirectly to the Portfolio or that would have a material impact on the Subadviser; and

iv. Notify the Manager and the Adviser promptly of any material compliance matters (as defined in Rule 38a-1 under the 1940 Act) relating directly or indirectly to the Portfolio, the Trust, the Manager, the Adviser or the Subadviser of which it is aware and actions taken in response to issues or items raised by the SEC, an SRO or other regulators; and

v. Promptly notify the Manager and the Adviser of any matter that would be material to the management of the Portfolio by the Subadviser or its affiliated persons, in accordance with the requirements of Section 206 of the Advisers Act.

f. The Subadviser shall (1) maintain procedures regarding the use of derivatives, and (2) provide such certifications and reports regarding the use of derivatives, including with respect to asset segregation, as may be reasonably requested by the Trust, the Manager or the Adviser.

g. The Subadviser shall bear its expenses of providing services pursuant to this Agreement, but shall not be obligated to pay any expenses of the Manager, the Adviser, the Trust, or the Portfolio, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Portfolio; and (c) custodian fees and expenses.

h. The Subadviser shall be responsible for expenses relating to the printing and mailing of any prospectus supplement, exclusive of annual updates, required solely as a result of actions taken by the Subadviser, including but not limited to, portfolio manager changes or disclosure changes requested by the Subadviser that affect the investment objective, principal investment strategies, principal investment risks and portfolio management sections of the Registration Statement.

i. The Subadviser shall be responsible for the preparation and filing of Schedules 13D and 13G and Form 13F (as well as other filings triggered by ownership in securities and other investments under other applicable laws, rules and regulations) on behalf of the Portfolio; provided, however the Subadviser shall not be responsible for the preparation or filing of any other reports required of the Portfolio by any governmental or regulatory agency, except as expressly agreed to in writing.

j. The Adviser, on behalf of the Subadviser, and with the input of the Subadviser where appropriate, shall be responsible for providing the Manager, upon reasonable request, with reasonable and good faith fair valuations for any securities or other investments/assets in the Portfolio for which current market quotations are not readily available or reliable. The Manager acknowledges that the Subadviser is not the valuation designee for the Portfolio for purposes of Rule 2a-5 under the 1940 Act and shall not be responsible for determining the fair value of any securities or other investments/assets in the Portfolio. The Subadviser acknowledges that it may from time to time receive in its capacity as agent for the Portfolio information that is relevant to valuation of securities or other investments/assets in the Portfolio and agrees to promptly provide any such information to the Manager and the Adviser. The Manager acknowledges that certain information, data or analyses may be proprietary to the Subadviser or otherwise consist of nonpublic information, and agrees that nothing in this Agreement shall require the Subadviser to provide any information, data or analysis in contravention of applicable legal or contractual requirements.

k. The Subadviser will notify the Trust, the Manager and the Adviser of any assignment of this Agreement or change of control of the Subadviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Subadviser, in each case prior to or promptly after, such change. The Subadviser agrees to bear all reasonable expenses of the Trust, if any, arising out of any assignment by, or change in control of the Subadviser and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Subadviser. In the case of an assignment of this Agreement or a change in control, such expenses are agreed to include reimbursement of reasonable costs associated with preparing, printing and mailing information statements to existing shareholders of the Portfolio. In the case of changes in key personnel, such expenses are agreed to include reimbursement of reasonable costs associated with preparing, printing and mailing any supplements to the prospectus to existing shareholders of the Portfolio if such changes involve personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Subadviser identified in the prospectus or Statement of Additional Information.

l. In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, the Subadviser shall not consult with any other subadviser to the Portfolio (other than the Adviser or another affiliate of the Adviser to which the Adviser has delegated any or all of its responsibilities under the Subadvisory Agreement) or any subadviser to any other portfolio of the Trust or to any other investment company or investment company series for which the Manager serves as investment adviser concerning transactions of the Portfolio in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

m. Based on the information supplied by the Manager and Adviser, the Subadviser has categorized the Manager and Adviser each as a Professional Client (as defined in the rules of the Financial Conduct Authority of the United Kingdom). By accepting the provision of the services, the Manager and Adviser each acknowledges and agrees with its categorization. The Manager and Adviser each has the right to request a different categorisation at any time from the Subadviser. However, the Subadviser only provides services to Professional Clients and will no longer be able to provide services to the Manager nor Adviser in the event of a request for change.

3. Compensation of the Subadviser. In consideration of services rendered pursuant to this Agreement, the Adviser will pay the Subadviser a fee as set forth in Schedule A hereto. For the purpose of determining fees payable to the Subadviser, the value of the Portfolio’s net assets shall be computed at the times and in the manner specified in the Registration Statement.

4. Activities of the Subadviser. The services of the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired.

The Subadviser shall be subject to a written code of ethics adopted by it that conforms to the requirements of Rule 204A-1 of the Advisers Act and Rule 17j-1 of the 1940 Act and shall not be subject to any other code of ethics, including the Manager’s code of ethics, unless specifically adopted by the Subadviser.

5. Use of Names. The Subadviser hereby consents to the Portfolio being named the BlackRock High Yield Portfolio. The Subadviser shall not use the name of the Trust, the Manager or any of their affiliates in any material relating to the Subadviser in any manner not approved prior thereto by the Manager; provided, however, that the Manager shall approve all uses of its or the Trust’s name which merely refer in accurate terms to the appointment of the Subadviser hereunder or which are required by the SEC or a state securities commission; and, provided, further, that in no event shall such approval be unreasonably withheld.

The Manager and the Adviser recognize that from time to time directors, officers and employees of the Subadviser may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name “BlackRock” or any derivative or abbreviation thereof as part of their name, and that the Subadviser or its affiliates may enter into investment advisory, administration or other agreements with such other entities.

6. Liability and Indemnification.

a. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Subadviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by the Subadviser with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Subadviser for, and the Subadviser shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act ) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Subadviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Subadviser Indemnitees (as defined below) for use therein.

b. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Subadviser as a result of any error of judgment or mistake of law by the Manager with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the Subadviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Subadviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise (“Losses”) arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Manager in the performance of any of its duties or obligations hereunder, (ii) any failure by the Manager to notify the Subadviser, as required herein, of changes to the Registration Statement or any Charter Requirements that leads to any such losses, claims, damages, liabilities or litigation to which any of the Subadviser Indemnitees may be subject or (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust by a Subadviser Indemnitee for use therein; provided that neither the Manager nor the Trust shall be liable for, and the Manager shall not be obligated to indemnify and hold harmless the Subadviser Indemnitees against, any and all Losses arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations under the Subadvisory Agreement or (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Adviser or any affiliated person thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or any controlling person (as described in Section 15 of the 1933 Act) for use therein.

7. Limitation of Trust’s Liability. The Subadviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in the Trust’s Charter Documents. The Subadviser agrees that any of the Trust’s obligations shall be limited to the assets of the Portfolio and that the Subadviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of or other series of the Trust.

8. Renewal, Termination and Amendment. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of one year and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance as to the Portfolio is specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Portfolio or by vote of a majority of the Trust’s Board of Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party. This Agreement may be terminated as to the Portfolio at any time, without payment of any penalty, by the Trust’s Board of Trustees, by the Manager, by the Adviser, or by a vote of the majority of the outstanding voting securities of the Portfolio upon 60 days’ prior written notice to the Subadviser, or by the Subadviser upon 90 days’ prior written notice to the Manager and the Adviser, or upon such shorter notice as may be mutually agreed upon. In the event of termination of this Agreement by the Adviser, the Adviser shall notify the Manager of such termination immediately after the Adviser has provided notice of such termination to the Subadviser. This Agreement shall terminate automatically and immediately upon termination of either (i) the Management Agreement between the Manager and the Trust or (ii) the Subadvisory Agreement between the Manager and the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, except as otherwise provided by any rule of, or action by, the SEC. The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act and the rules, regulations and interpretations thereunder. This Agreement may be amended by written instrument at any time by the Subadviser, the Manager and the Adviser, subject to approval by the Trust’s Board of Trustees and, if required by applicable SEC rules, regulations, or orders, a vote of a majority of the Portfolio’s outstanding voting securities.

9. Confidential Relationship. Any information and advice furnished by any party to this Agreement to the other party or parties shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation. All information disclosed as required by law, rule or regulation shall nonetheless continue to be deemed confidential.

The Manager, the Adviser and the Subadviser hereby consent to the disclosure to third parties of (i) investment results and other data of the Manager, the Adviser, the Subadviser or the Portfolio in connection with providing composite investment results of the Subadviser and (ii) investments and transactions of the Manager, the Adviser, the Subadviser or the Portfolio in connection with providing composite information of clients of the Subadviser.

10. Cooperation with Regulatory Authorities. The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12. Client Money, Custodian, and Custody of Investments.

The Portfolio assets shall be maintained in the custody of its custodian. Any assets added to the Portfolio shall be delivered directly to such custodian. The Subadviser shall provide timely instructions directly to the custodian, in the manner and form as required by the agreement between the Trust and the custodian in effect from time to time (including with respect to exchange offerings and other corporate actions) necessary to effect the investment and reinvestment of the Portfolio’s assets. The Subadviser shall provide to the Manager a list of the persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Portfolio.

13. Notices. All notices hereunder shall be provided in writing, by facsimile or by e-mail. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by facsimile; or upon read receipt or reply if delivered by e-mail, at the following addresses:

If to Trust:	Brighthouse Funds Trust I
11225 North Community House Road
Charlotte, North Carolina 28277
Attn: Kristi Slavin
kslavin@brighthousefinancial.com (e-mail)

If to Manager:	Brighthouse Investment Advisers, LLC
11225 North Community House Road
Charlotte, North Carolina 28277
Attn: Kristi Slavin
kslavin@brighthousefinancial.com (e-mail)

If to Adviser:	BlackRock Financial Management, Inc.
50 Hudson Yards
New York, New York 10001
Attn:
Email:

If to Subadviser:	BlackRock International Limited
Exchange Place One
1 Semple Street
Edinburgh EH3 8BL
United Kingdom
Attn:
Email:

14. Information.

a. The Manager hereby acknowledges that it and the Trustees of the Trust have been provided with, and the Adviser hereby acknowledges that it has been provided with, a copy of Part II of the Subadviser’s Form ADV.

b. The Manager confirms that it has been provided with a copy of the Supplemental Disclosures, which includes a summary of the Subadviser’s order execution policy (the “Order Execution Policy”). The Manager confirms that it has read and understood the Order Execution Policy. Subject to the Manager’s separate express written consent: (i) the Subadviser may trade through brokers/counterparties and/or outside of a Trading Venue (as defined in the FCA Rules), and (ii) trade execution resulting from the Subadviser’s decisions to deal on the Manager’s or Portfolio’s behalf, or instructions received from the Manager, may be effected by an affiliate of the Subadviser, which will act in accordance with the Order Execution Policy, provided, however, that nothing in this paragraph shall relieve the Subadviser of its duties and obligations pursuant to this Agreement, applicable law, including the 1940 Act, or the Trust’s policies and procedures.

c. Client Limit Orders: The Manager instructs the Subadviser not to make public any client limit orders (being a specific instruction from the Subadviser to buy or sell a financial instrument at a specific price limit or better and for a specified size) in respect of shares admitted to trading on Regulated Market or traded on a Trading Venue (both as defined in the FCA Rules) which are not immediately executed under prevailing market conditions.

15. Conflicts.

a. The Subadviser maintains a program for compliance with regulatory requirements including those related to conflicts of interest. The Subadviser identifies and monitors potential conflicts and how actual conflicts are mitigated and resolved. Please refer to the Supplemental Disclosures for a description of potential conflicts of interest that may apply to the Services.

b. Ability to Transact even if Conflicted: The Subadviser is a subsidiary of the BlackRock, Inc., the ultimate holding company of the BlackRock group. The Manager agrees that the Subadviser may effect transactions in respect of which the Subadviser or a member of the BlackRock Group has directly or indirectly a material interest or a relationship of any description with another party which may involve a conflict with the Subadviser’s duty to the Manager, if disclosed specifically to the Manager and, provided, however, that nothing in this paragraph shall relieve the Subadviser of its duties and obligations pursuant to this Agreement, applicable law, including the 1940 Act, or the Trust’s policies and procedures.

16. Miscellaneous. The Trust is an intended third-party beneficiary of this Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware and the applicable provisions of the 1940 Act. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

By:	/s/ Kristi Slavin
Kristi Slavin
President

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:	/s/ Sean Baker
Name: Sean Baker
Title: Managing Director

BLACKROCK INTERNATIONAL LIMITED

By:	/s/ Hannah Burns
Name: Hannah Burns
Title: Director

The Subadviser is authorised and regulated by the Financial Conduct Authority under FCA firm reference number 178638. The FCA’s address is 12 Endeavour Square, London, E20 1JN.

The Manager can verify these details on the FCA register by visiting the FCA’s website www.fca.org.uk or by contacting the FCA on +44 (0) 20 7066 1000.

SCHEDULE A

For that portion of the Portfolio’s assets with respect to which the Adviser has delegated to the Subadviser any or all of the responsibilities of the Adviser pursuant to Section 1 of this Agreement, the Adviser agrees to pay to the Subadviser and Subadviser agrees to accept as full compensation for all services rendered by Subadviser as such a monthly fee in arrears at an annual rate equal to 50% of the fee received by the Adviser from the Manager pursuant to the Subadvisory Agreement. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such portion of the month bears to the full month in which such effectiveness or termination occurs.